Consent of Independent Registered Public Accounting Firm

Board of Directors
MagneGas Corporation
Palm Harbor Florida

As independent registered certified public accountants, we hereby consent to the use in this Registration Statement on Form S-1 Pre Effective Amendment No. 2 to be filed with the Securities and Exchange Commission of our report dated March 21, 2008, except for the first paragraph of footnote 9 for which the date is April 8, 2008 with respect to the financial statements of MagneGas Corporation.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa Florida
April 16, 2008